Exhibit 99.1

Acacia Research Announces New Leadership Appointments

Martin D. McNulty, Jr., Former CEO of Starboard Value Acquisition Corp., Joins as Chief Operating Officer and Head of M&A

Wesley Golby, Who Served as Director of Research, Promoted to Chief Investment Officer

NEW YORK-- (BUSINESS WIRE)-- Acacia Research Corporation (Nasdaq: ACTG) ("Acacia" or "the Company") today announced that it has appointed Martin (“MJ”) D. McNulty, Jr. as Chief Operating Officer and Head of M&A and that Wesley L. Golby has been promoted to Chief Investment Officer. The appointments are effective immediately.

Mr. McNulty most recently served as the Chief Executive Officer and a member of the board of directors at Starboard Value Acquisition Corp. (“SVAC”), where he led the transaction through which SVAC combined with Cyxtera Technologies, Inc. (Nasdaq: CYXT), a deal valued at approximately $3.4 billion. Mr. McNulty also recently served as a Managing Director of Starboard Value LP ("Starboard"). In his new role, Mr. McNulty will lead all aspects of Acacia’s M&A platform including acquisition target origination, execution, and portfolio management.

Mr. Golby has served as Director of Research at Acacia since August 2020. Prior to joining the organization, he was a co-founder and Portfolio Manager at Seven Canyons Advisors, an investment firm that specializes in small cap investing. Earlier in his career, Mr. Golby was a partner and portfolio manager at S-Squared Technology, LLC, a small-cap technology focused investment advisor.

Clifford Press, Chief Executive Officer of Acacia, commented: “Adding MJ to our leadership team completes the build out of our core acquisition platform. His decades of experience sourcing and executing transactions and managing portfolio companies is closely aligned with our mandate. In particular, MJ’s experience in delivering operational improvements and business transformations will now be applied to current and prospective subsidiaries.”

“Acacia’s ability to identify and recruit an executive of this caliber stems from its strategic relationship with Starboard, which allows the Company to access capital, industry expertise, and a deep bench of operating partners and industry experts,” added Mr. Press.

“Acacia’s position as an advantaged buyer is differentiated from private equity funds, hedge funds and other public market investors,” commented Mr. McNulty. “The Company’s approach to pursuing value creation allows it to navigate complex situations and embrace longer time horizons than other buyers, creating durable advantages, and I am excited to help the Company implement this strategy.”

Before joining SVAC, Mr. McNulty served as a Managing Director and member of the investment committee of Starr Investment Holdings, LLC, the direct private equity investment arm for C.V. Starr and Co. There he was responsible for sourcing, execution, and portfolio management of investment opportunities in the business services and healthcare sectors with a focus on supporting market leading companies with superb leadership teams grow their businesses. Mr. McNulty previously worked at Metalmark Capital Holdings, LLC and Sun Capital Partners, Inc. He received a BBA in Business Administration from the University of Iowa.

Mr. Press continued: “The appointment of Wes Golby as CIO comes at a pivotal time for Acacia as we expand our research team. Since joining the firm as Director of Research in 2020, Wes has successfully led the research and analysis process for Acacia’s acquisition strategy. His extensive experience and track record as an investment professional makes him ideally suited to the CIO role at the firm.”

1

About Acacia Research Corporation

Acacia Research Corporation is a permanent capital platform that purchases businesses based on the differential between public and private market valuations. The company is particularly attracted to complex or multi-faceted situations, where value is not fully recognized in the public markets, where values of certain divisions are masked by a diversified business mix, or where private ownership has been unwilling to invest capital necessary to drive long term value.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

Media Contact

Longacre Square Partners

Greg Marose, 646-386-0091

gmarose@longacresquare.com

Investor Contact

FNK IR

Rob Fink, 646-809-4048

actg@fnkir.com

###

2